NEWS RELEASE
Five Below, Inc. Announces Holiday Sales Results for Quarter-To-Date Through January 2, 2021
Net Sales Increased 21.1%; Comparable Sales Increased 10.1%
Strongest Holiday Comparable Sales Increase Since 2011

PHILADELPHIA, PA – (January 12, 2021) – Five Below, Inc. (NASDAQ: FIVE) ("Five Below" or the "Company") today announced net sales results for the quarter-to-date period from November 1, 2020 through January 2, 2021 ("Holiday Period").

The Company announced that net sales for the Holiday Period increased by 21.1% to $722.3 million from $596.6 million in the comparable nine-week period from November 3, 2019 through January 4, 2020. Comparable sales for the Holiday Period increased by 10.1%.

Joel Anderson, President and CEO, said, “We are very pleased with our holiday sales performance, which surpassed our expectations. These strong results illustrate the broad appeal of our Wow offering at amazing values as well as the inherent flexibility of our model and merchandise offering. We featured extreme value products, as well as Wow gifts in our expanded Five Beyond offering, all of which resonated with customers. These sales results were accompanied by gross margins that were in line with our expectations and SG&A leverage that was stronger than planned.”

Mr. Anderson continued, “As we close out a very strong quarter and unprecedented year, I want to extend our deepest gratitude to our teams across the organization who executed with excellence while maintaining a focus on safety throughout our peak holiday season. We look forward to continuing our growth and to discussing our 2020 results and plans for 2021 on our year-end call in March.”

The Company is providing the following guidance for the fourth quarter and fiscal year 2020:

Fourth Quarter Fiscal 2020 Guidance
•Net sales of $835 million to $840 million, or growth of 21.5% to 22.2%
•Comparable sales increase of approximately 11.0%
•Diluted income per common share of $2.08 to $2.12 on approximately 56.2 million estimated diluted weighted average shares outstanding

Full Year Fiscal 2020 Guidance
•Net sales of $1.939 billion to $1.944 billion, or growth of 5.0% to 5.2%
•Comparable sales decrease of approximately 6.5%
•Diluted income per common share of $2.07 to $2.11 on approximately 56.2 million estimated diluted weighted average shares outstanding

As previously announced, management is scheduled to participate in a fireside chat today at 10:30 a.m. Eastern Time at the virtual ICR Conference 2021. The event will be webcast live at http://investor.fivebelow.com. An archived replay will be available two hours after the conclusion of the live event.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views, estimates, expectations and guidance regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including governmental restrictions and requirements, store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment centers operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced beyond $5, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,000 stores in 38 states. For more information, please visit www.fivebelow.com!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com